Exhibit 99.1

LONE STAR TECHNOLOGIES, INC.
NEWS RELEASE

CONTACT: CHARLES J. KESZLER
(972) 770-6495
Fax: (972) 770-6411

LONE STAR TECHNOLOGIES REPORTS RECORD FIRST QUARTER 2005 EARNINGS

Dallas, TX, April 18, 2005 – Lone Star Technologies, Inc. (“Lone Star”) (NYSE: LSS) today reported record quarterly net income of $38.9 million, or $1.30 per diluted share for the first quarter of 2005.  This compared to net income for the fourth quarter of 2004 of $34.0 million, or $1.15 per diluted share.

The increase in the company’s first quarter net income was largely attributable to higher prices for its tubular products.  Steel cost increases further moderated with average steel costs up approximately 2% from the fourth quarter of 2004, compared to an increase of approximately 7% in the fourth quarter over the third quarter of 2004.

Total revenues were $297.8 million in the first quarter of 2005, up 11% from the fourth quarter of 2004.  Oilfield revenues increased 12% from the fourth quarter of 2004 to $221.4 million on a 5% rise in average selling prices combined with a 6% increase in shipment volumes.  The 7% rise in the number of active drilling rigs from 1,243 at the end of 2004 to 1,331 at the end of the first quarter also helped drive improved demand.

First quarter 2005 revenues from specialty tubing were up 13% from the fourth quarter of 2004 to $52.8 million on 9% higher average selling prices and 3% increased shipment volumes.  The increase in average selling prices resulted from improved pricing with original equipment manufacturers and continued healthy industrial demand for precision mechanical tubing.  Revenues from flat rolled steel and other products were essentially unchanged at $23.6 million on similar volumes and prices compared to the fourth quarter of 2004.

Lone Star’s balance of cash and marketable securities at the end of the first quarter of 2005 was $123.2 million.  In addition, Lone Star’s $125 million revolving credit facility remains available. Earnings before interest, taxes, depreciation and amortization (EBITDA) were $50.7 million in the first quarter of 2005. A reconciliation of EBITDA to cash flows from operating activities is provided in the last table of this press release.  EBITDA is a non-GAAP liquidity measure commonly used by oilfield service and supply companies.

Rhys J. Best, Lone Star’s Chairman and Chief Executive Officer, stated, “We are pleased with our record results, which reflect continued robust demand for our premium oilfield products and our continued focus on costs.  As a leading U.S. producer of high- performance alloy casing products, Lone Star is particularly well-positioned to benefit from the favorable industry trends that are fueling this growth in OCTG demand, including the rise in the percentage of active rigs drilling for natural gas, which currently stands at 87%, and the increased use of hydraulic fracturing techniques to improve production.  The combination of our operations and our exclusive alliances manufacturing capability will enable us to continue to meet the changing needs of our customers as a single-source supplier of the broadest range of oilfield casing and production tubing available in the market today.”

Lone Star Technologies, Inc.’s principal operating subsidiaries manufacture, market and provide custom services related to oilfield casing, tubing, couplings, and line pipe, specialty tubing products used in a variety of applications, and flat rolled steel and other tubular products.

This release contains forward-looking statements based on assumptions that are subject to a wide range of business risks. There is no assurance that the estimates and expectations in this release will be realized. Important factors that could cause actual results to differ materially from the forward- looking statements are described in the periodic filings of Lone Star Technologies, Inc. with the Securities and Exchange Commission, including its Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. Lone Star Technologies, Inc. does not undertake any obligation to update or revise its forward-looking statements, whether as a result of new information, future events or otherwise.

LONE STAR TECHNOLOGIES, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited; $ and shares in millions, except per share data)

	For the Quarter Ended March 31,
	2005	2004
Net revenues	$297.8	$179.8
Cost of goods sold	(242.5)	(156.6)
Gross profit	55.3	23.2
Selling, general and administrative expenses	(11.3)	(11.1)
Operating income	44.0	12.1
Interest income	0.9	0.2
Interest expense	(4.1)	(4.2)
Other income (expense), net	(0.2)	0.2
Income before income tax	40.6	8.3
Income tax expense	(1.7)	(0.3)
Net income	$38.9	$8.0
Depreciation & amortization	6.9	6.7
Net cash provided by operating activities	22.1	10.5
EBITDA	50.7	19.0
Per common share - basic
Net income available to common shareholders	$1.32	$0.28
Per common share - diluted
Net income available to common shareholders	$1.30	$0.28
Weighted average shares outstanding
Basic	29.4	28.5
Diluted	30.0	28.7

	($ in millions)
	For the Quarter Ended March 31,
	2005		2004
	$	%	$	%
Revenues by Segment
Oilfield products	221.4	74	132.2	73
Specialty tubing products	52.8	18	30.4	17
Flat rolled steel and other products	23.6	8	17.2	10
Consolidated net revenues	297.8	100	179.8	100

	(in tons)
	For the Quarter Ended March 31,
	2005	%	2004	%
Shipments by Segment
Oilfield products	157,800	71	147,100	68
Specialty tubing products	29,200	13	26,600	12
Flat rolled steel and other products	35,300	16	42,000	20
Total shipments	222,300	100	215,700	100

Reconciliation of EBITDA to Cash Flows from Operations:

			For the Quarter Ended March 31,
			2005	2004
Net cash provided by operating activities			$22.1	$10.5
Non-cash charge for stock compensation			(0.6)	(0.3)
Net loss on asset disposals and impairments			(0.3)	—
Changes in working capital			26.0	4.4
Other balance sheet changes			(1.4)	0.1
Interest expense, net			3.2	4.0
Income tax expense			1.7	0.3
EBITDA			$50.7	$19.0